GSV Capital Provides Update on Portfolio Company Developments and Announces New Credit Facility

WOODSIDE, Calif., January 23, 2014 (GLOBE NEWSWIRE) – GSV Capital Corp. “GSV” (Nasdaq: GSVC) today provided an update on news and developments from selected companies within its investment portfolio of 46 primarily venture-backed businesses. GSV Capital investment data provided is reported as of September 30, 2013, unless explicitly stated otherwise. The company also announced that it has entered into a new $18 million senior secured credit facility with Silicon Valley Bank.

Michael Moe, GSV’s founder and Chief Executive Officer, stated, “Meaningful catalysts are driving the growth of our portfolio companies. The robust IPO market has continued to provide a good environment for a number of our portfolio companies to consider going public. We are proud to be early investors in what we believe are some of the world’s future tech leaders – dynamic venture-backed growth businesses that are capitalizing on megatrends in the global economy. Our recent credit facility also provides us with additional financial flexibility to continue to invest in the companies that we believe have the potential to be the stars of tomorrow.”

Selected Portfolio Company Developments by Growth Investment Theme

As previously reported, GSV Capital’s net assets totaled $254.3 million or $13.16 per share at September 30, 2013. The percentages of net assets by growth investment theme shown below reflect portfolio holdings; the balance of 2% of net asset value represents primarily cash holdings.

Education Technology, 31.2% of net assets as of September 30, 2013

▪	2U, Inc.: 2U announced that its online education initiative, Semester Online, has expanded globally with the addition of Trinity College Dublin and the University of Melbourne, Australia, as partner schools.

▪	GSV’s fourth largest investment as of September 30, 2013 was Chegg, Inc. (Nasdaq: CHGG), at 5.6% of net assets and a fair value of $14.1 million. Chegg completed its initial public offering and began trading on Nasdaq on November 13, 2013. Since going public, Chegg has traded down approximately 25%.

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▪	Coursera, Inc.: In its second year of operations, Coursera announced a triple growth milestone by surpassing 100 partner institutions, 500 courses and 5 million students.

▪	DreamBox Learning, Inc.: Online education technology developer DreamBox Learning secured a new Series A-1 investment of $14.5 million in December 2013. GSV Capital tripled its investment in the company during the fourth quarter, and other investors in the recent capital raise included Kleiner Perkins Caufield & Byers Partner John Doerr, investment banker and a member of the Chicago Board of Education Deborah Quazzo, and Netflix Chief Executive Officer Reed Hastings through his contributions to the nonprofit Charter School Growth Fund.

▪	Knewton, Inc.: Adaptive learning company Knewton raised $51 million in a recent round of funding led by new investors GSV and Atomico, an international investment firm led by Skype co-founder Niklas Zennström. Existing investors Accel Partners, Bessemer Venture Partners, First Round Capital, FirstMark Capital, and Founders Fund joined in the funding round, and Silicon Valley Bank provided debt financing.

▪	Stormwind Studios: Stormwind Studios, a provider of online training and e-learning, announced this week the completion of a $5 million Series C funding by GSV Capital. Led by CEO Tom Graunke, the company plans to use the capital raised to hire an additional 200 employees over the next two years to bolster the company’s sales, instruction and creative teams.

Cloud, 24.5% of net assets as of September 30, 2013

▪	4C (formerly Voxsup and Echo System): 4C, a big data analytics and social intelligence company, created as the result of a merger between Voxsup and GSV Capital portfolio company The Echo System, announced this week the completion of a $5 million Series B funding led by new investor Jump Capital. The capital will be used to expand the company’s platform, launch new initiatives in the television industry, expand international operations and support infrastructure for clients around the globe.

▪	Dropbox, Inc.: Online storage provider Dropbox has raised $250 million in a funding round, which the Wall Street Journal says valued the company at close to $10 billion. The company recently revamped its Dropbox for Business platform, simplifying the cloud storage of both business and personal content via one secure interface. With business users doubling in 2013, today Dropbox is used by over 4 million businesses including 97% of Fortune 500 companies.

▪	JAMF Holdings, Inc.: JAMF Software closed a $30 million investment led by Summit Partners, which included a new investment by GSV.

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▪	SugarCRM, Inc.: Software maker SugarCRM recently launched a new edition of its application, Sugar 7, aimed at user productivity. In 2013, SugarCRM expanded to over 7,000 customers and 400 employees and achieved revenue growth of over 80% and positive cash flow in the third quarter.

▪	Violin Memory, Inc.: In December 2013, Violin Memory announced the appointment of Howard A. Bain III, Chairman of the company’s Board of Directors, as interim Chief Executive Officer following the Board’s decision to terminate Donald Basile as CEO. On January 2, 2014, the company announced the departure of Chief Operating Officer Dixon R. Doll, Jr. A number of shareholder rights law firms have announced investigations into Violin Memory in the wake of the company’s disappointing IPO and allegations of material omissions in its registration statement.

Social/Mobile, 24.5% of net assets as of September 30, 2013

▪	Spotify Technology S.A.: Music streaming service provider Spotify recently completed a financing round of $250 million, which now values the company at more than $4 billion according to some sources. The latest investment comes from Technology Crossover Ventures, and other investors include Kleiner Perkins Caufield & Byers and Goldman Sachs. Spotify now has more than 24 million active users and reaches 55 markets worldwide, up from 17 countries a year ago.

▪	GSV’s largest investment as of September 30, 2013 was Twitter, Inc. (NYSE: TWTR), at 17.6% of net assets and a fair value of $44.8 million. Twitter completed its IPO and began trading on the New York Stock Exchange on November 7, 2013.

Sustainability, 13.3% of net assets as of September 30, 2013

▪	TOTUS Solutions, Inc.: In December, TOTUS Solutions was named a “Top 30 Technology Innovation” company by Security Sales & Integration magazine. Earlier in 2013, TOTUS was awarded the “Best in Outdoor Perimeter Protection” by Security Industry Association, received the Platinum Level Award in “Outdoor Lighting-Based Security Platforms” by the Government Security Awards, and won “New Product of the Year Award” by Security Products magazine.

Internet Commerce, 6.5% of net assets as of September 30, 2013

▪	ZocDoc Inc.: Founded in 2007, medical appointment booking service ZocDoc is a fast growing medical appointment booking service in the U.S. In 2013, the number of people using ZocDoc to find a doctor each month surpassed 4 million, from 1 million at the beginning of 2012.

GSV Capital Corp.

New Credit Facility

Effective as of December 31, 2013, GSV entered into a Loan and Security Agreement (the “Loan Agreement”), with Silicon Valley Bank for a new $18 million senior secured credit facility (the “Credit Facility”). Under the Credit Facility, GSV is permitted to borrow up to $18 million.

The Credit Facility, among other things, matures on December 31, 2016, and bears interest at a per annum rate equal to the greater of (i) the prime rate plus 4.75% and (ii) 8.0%. In addition, a fee of $180,000 per annum (1.0% of the $18 million revolving line of credit) is charged under the Loan Agreement.

Further details of the credit agreement are provided in the Company’s Current Report on Form 8-K, which has been filed with the Securities and Exchange Commission.

About GSV Capital Corp.

GSV Capital Corp. (GSVC) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies.  Led by industry veteran Michael Moe, the fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. GSVC is headquartered in Woodside, CA.

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